Contact: Michael McMullan (239) 254-2143 mmcmullan@bankofflorida.com or David G. Wallace (239) 254-2132 dwallace@bankofflorida.com

FOR IMMEDIATE RELEASE

BANCSHARES OF FLORIDA, INC. NAMES

SHARON I. HILL VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER

NAPLES, Florida – (November 2, 2004) – Bancshares of Florida, Inc. (Nasdaq: BOFL) today announced that it has named Sharon I. Hill Vice President and Chief Accounting Officer. Ms. Hill reports to Chief Financial Officer David G. Wallace and is based at the company’s Naples, Florida headquarters.

Ms. Hill, who has more than 28 years of financial accounting experience, is responsible for the company’s corporate accounting and financial systems and reporting function. These areas include all reporting to the Securities and Exchange Commission and other regulators; management of the company’s relationship with its external accountants, KPMG, and technical interface with the Bancshares of Florida Board Audit Committee; maintenance of all internal financial controls in accordance with Sarbanes-Oxley legislation; and responsibility for the accuracy, timeliness, and breadth of the company’s general ledger and management reporting function.

Previously, Ms. Hill served for nine years as Senior Vice President and Controller of Republic Bank in St. Petersburg, Florida, and Controller of its holding company, Republic Bancshares, a $2.8-billion-asset banking company recently acquired by BB&T Corporation of Winston-Salem, N.C. She has also held various senior financial, accounting, and tax positions at Chase Manhattan Bank of Florida in Pinellas Park, and Bank of St. Petersburg and Florida Federal Savings Bank, both in St. Petersburg. She is a graduate of the University of South Florida with a B.A. in Accounting, and holds a CPA.

Bancshares of Florida, Inc. (Nasdaq: BOFL, Newspaper listing: “BcshFla”), is a $345-million-asset multi-bank holding company located in Naples, Florida. It is the parent company for Bank of Florida, N.A. and Bank of Florida Trust Company, both based in Naples, Florida, and Bank of Florida, based in Ft. Lauderdale, Florida. Investor information may be found on the company’s web site, www.bankofflorida.com, by clicking on the “Investor Relations” tab.

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(NOTE: Electronic jpeg photo of Ms. Hill is available upon request by contacting Sandy Richards at Strategic Communication Group, Inc. at 954.564.3474 or via email at sandy.richards@juno.com)

1185 Immokalee Road	Naples, Florida 34110
(239) 254-2100	www.bankofflorida.com